Exhibit 10.1

March 20, 2017
STRICTLY PRIVATE
David J. Russo
3018 Hilltop Drive
Murrysville, PA 15668

Dear David:
I am pleased to offer you the position of Senior Vice President, Chief Financial Officer and Treasurer with Black Box Corporation (“Black Box”), reporting to E.C. Sykes. Your position will be located in Lawrence, Pennsylvania. Should you accept this offer, your annual salary as an exempt team member will be $370,000 paid on a bi-weekly basis. Your projected start date with Black Box is April 24, 2017.
In addition, you are eligible for a Black Box Bonus Plan beginning with fiscal year 2018 (April 1, 2017). Upon 100% achievement of your Plan's objectives, and in accordance with your Plan's requirements, you are eligible to receive a prorated target bonus payout of 60% of your annual eligible earnings after the close of the fiscal year-end. Details of the Plan’s objectives and requirements will be provided in a separate communication.
Subject to approval by Black Box’s Board of Directors, you will be recommended for participation in the Black Box Long Term Incentive Plan (LTIP) for a value of approximately 150% of your base salary. The Board typically makes decisions about LTIP participation and amounts in May of each year. This amount normally consists of restricted stock, stock options and performance shares.
You will receive additional financial consideration in the form of a signing bonus. The signing bonus will consist of a Restricted Stock Unit grant for $200,000 of Black Box Common Stock (RSUs), ratably vesting over a three-year period based on your grant date, with additional details of the RSU grant provided separately. The RSUs will be granted at or near your start date, subject to Compensation Committee approval.
This offer is made contingent on you passing the Company’s pre-employment screening process, which includes a background check, education verification and drug screening.

Background Check and Drug Screen
In order to perform a background check and drug screen, the Company requires your authorization. Enclosed is a background check Disclosure and Release of Information Authorization form for your review and signature. Please complete both forms and return them to Jillian Petras via fax or e-mail as listed below. It is important that you return these as quickly as possible since your employment is contingent on your successful completion of the background check and drug screen.
Once Jillian receives your authorization, she will notify First Advantage, our background check vendor, to send you the drug test order form along with an address for a drug testing facility in your area. This will be sent via email to the email address provided on your employment application. You must complete the drug screening within the timeframe specified on the form. If you fail to do so, our offer for employment may be withdrawn.

Jillian Petras, Talent Acquisition Leader
Fax: (724) 873-6510
Jillian.Petras@BlackBox.com

Black Box Corporation
1000 Park Drive
Lawrence, PA 15055

An Affirmative Action/Equal Opportunity Employer

Benefits
As a full-time team member, you will be eligible to participate in Black Box’s comprehensive benefits plan. These benefits plans are comprised of various insurance plans, including medical, dental, vision, life, short & long term disability, flexible spending accounts, Paid Time Off, and holidays. The benefits, their effective dates, eligibility requirements and cost sharing features are summarized in the attached benefits documentation and will be explained at the time of your new team member orientation.
You will be automatically enrolled in the Charles Schwab 401K plan at a 6% deferral rate unless you opt out within 45 days of your hire date.

Form I-9 Employment Eligibility Verification
To be eligible for employment with Black Box, Federal law requires that you provide proof of citizenship or resident alien status by completing Form I-9, Employment Eligibility Verification. You will be required to complete Form I-9 in front of your hiring manager or a Company representative on your first day of employment.
Once we receive your acceptance of this offer, you will receive additional documents for completion by, or on, your first day of employment, including Form I-9. Please review Form I-9 to ensure you bring valid documents for review on your first day of employment.

Executive Agreement
As an executive officer of Black Box, you will be entitled to an Executive Agreement providing certain severance benefits in the event that you are terminated following a change in control of Black Box, a copy of which in enclosed with this offer letter. Due to the nature of our business and the commitment that is required of our team members having access to proprietary information, including our customer base, this Executive Agreement includes certain confidentiality, non-compete and non-solicitation provisions. Our offer is contingent on your signing and complying with this Executive Agreement. In accepting this offer, you are also acknowledging that you are not currently under a non-compete or other agreement which would prevent you from fulfilling the duties of the position being offered. Please sign, date and return the Executive Agreement with your acceptance of this offer.
Dave, we are excited about you joining our team and believe this employment relationship will be mutually beneficial and rewarding. If you have any questions or need additional information, please do not hesitate to contact me. Welcome to Black Box.

Sincerely,
/s/ David M. Pasternak
David M. Pasternak
Vice President of Human Resources
724-873-6521

Black Box Corporation
1000 Park Drive
Lawrence, PA 15055

An Affirmative Action/Equal Opportunity Employer

If you agree and accept the terms outlined in this letter, please sign this letter and the Executive Agreement and return no to HR Shared Services. I understand that nothing contained in this Employment Offer Document, or in any policies, procedures or handbooks that I might receive, is intended by the Company to create an employment contract between itself and me. I understand that no promise or guarantee is binding upon the Company unless made in writing and signed by an Officer of the Company. I understand that I have the right to terminate my employment at any time, with or without any reason, and the Company retains the identical right regarding the discontinuation of my employment. I acknowledge and agree that this Offer Letter and the Executive Agreement may be filed with the Securities and Exchange Commission and therefore will be publicly available when filed.

Accepted by:

/s/ David J. Russo                March 27, 2017

David J. Russo                                 Date Signed

Black Box Corporation
1000 Park Drive
Lawrence, PA 15055

An Affirmative Action/Equal Opportunity Employer